Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

Wednesday, August 10, 2005	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 2nd QUARTER 2005 EARNINGS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT), today reported a second quarter net profit of $26,000 or ($0.00) per Class A Unit, on revenues of $1.5 million. The second quarter results include a crop insurance settlement of $147,000. In the second quarter of 2004, the Partnership reported a net loss of $161,000, or ($0.02) per Class A Unit, on $800,000 in revenues. The second quarter marks the end of the harvest season and is usually one of the year’s lowest harvest periods, accounting for less than 4% of the total year’s harvest

Nut revenues were $456,000 for the three months ended June 30, 2005, compared to $153,000 in the prior year, due to slightly different weather patterns affecting the timing of the harvest. Farming service revenues were $1.0 million, or approximately 65% higher than the previous quarter, again due to the timing of the harvest.

For the first six months of 2005, revenues were $4.6 million with a modest net loss of $1,000, or ($0.00) per Class A Unit. Revenues in the first six months of 2004 were $2.8 million and the net loss was $256,000, or ($0.03) per Class A Unit.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Macadamia nut sales	$456	$153	$2,624	$1,309
Contract farming revenue	1,045	634	1,933	1,530
Total revenues	1,501	787	4,557	2,839
Cost of goods and services
Costs of macadamia nut sales	296	78	1,924	1,114
Costs of contract farming services	987	569	1,788	1,377
Total cost of goods sold	1,283	647	3,712	2,491
Gross income	218	140	845	348
General and administrative expenses
Costs expensed under management contract with related party	68	42	109	80
Legal fees paid to related party	8	8	16	18
Other	212	211	421	419
Total general and administrative expenses	288	261	546	517
Extinguishment of management agreement	—	—	(326)	—
Operating income (loss)	(70)	(121)	(27)	(169)
Other income	147	—	147	—
Interest expense	(44)	(38)	(94)	(82)
Interest income	1	3	3	7
Income before tax	34	(156)	29	(244)
Income tax expense	8	5	30	12
Net income (loss)	$26	$(161)	$(1)	$(256)

Net cash flow (as defined in the Partnership Agreement)	$(262)	$(486)	$66	$(341)

Net loss per Class A Unit	$(0.00)	$(0.02)	$(0.00)	$(0.03)

Net cash flow per Class A Unit	$(0.03)	$(0.06)	$0.01	$(0.05)

Cash distributions per Class A Unit	$0.05	$0.05	$0.10	$0.10

Class A Units outstanding	7,500	7,500	7,500	7,500